UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2011

Medidata Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34387	13-4066508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

79 Fifth Avenue, 8th Floor New York, New York		10003
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2011, Bruce Dalziel notified Medidata Solutions, Inc. (the “Company”) that he will resign his position as chief financial officer of the Company effective some time during the fourth quarter of 2011, while remaining an employee of the Company through the first half of 2012, to assist in the transition of his duties and with other corporate priorities. Mr. Dalziel will continue in his current position as CFO until the effective date of the new CFO appointment, which is expected to occur on or before November 1, 2011. Mr. Dalziel’s decision is being made for personal reasons and to pursue other interests and opportunities, and not as a result of any disagreements with the company.

Cory Douglas will succeed Mr. Dalziel as CFO. Mr. Douglas (age 45) currently serves as the Company’s senior vice president, controller and chief accounting officer, a role he has held since he joined the Company in January 2008. Prior to joining Medidata, Mr. Douglas served as senior vice president and controller of The BISYS Group, Inc. from 2005 to 2007, where he was responsible for a variety of duties including accounting, taxes, budgeting and planning and as senior vice president and controller at DoubleClick from 1995 to 2007. At DoubleClick, Mr. Douglas oversaw significant financial operation and internal control improvement, while managing all aspects of accounting and reporting. He began his career as an auditor at Arthur Andersen and Co.

A press release issued by the Company on August 9, 2011, in connection with the CFO transition is filed with this report as Exhibit 99.1 and is incorporated by reference into this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of the Company dated August 9, 2011, announcing the CFO transition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIDATA SOLUTIONS, INC.

Date: August 9, 2011

	By:	/S/ MICHAEL I. OTNER
	Name:	Michael I. Otner
	Title:	General Counsel and Secretary